Exhibit 99.2

BRISTOL-MYERS SQUIBB

Moderator: John Elicker

July 31, 2008

8:30 a.m. (EDT)

Operator:	Welcome, ladies and gentlemen, to today’s Bristol-Myers Squibb investor relations conference call. This call is being recorded. Later, there will be a question and answer session.

At this time, I would like to introduce Mr. John Elicker, Vice President, Investor Relations.

John Elicker:	OK, thanks, (Jerry), and good morning everybody. Thanks for joining us on short notice. We’re here to discuss our – as I’m sure you’ve seen our release out this morning, our proposed acquisition of ImClone.

With me this morning are Jim Cornelius, our Chairman and CEO, and he’ll be joined by Jean-Marc Huet, our Chief Financial Officer.

Prepared remarks are going to be pretty brief, and then we’re going to have probably also a fairly brief Q&A session following. Let me take care of the legal stuff first.

During the call, we will make statements about the company’s future plans and prospects, including statements about our financial position, business strategy, pipeline, concerning product development and product potential that constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995.

Actual results may differ materially from those indicated by these forward-looking statements, as a result of various important factors, including those discussed in the company’s most recent annual report on Form 10-K, periodic reports on Form 10-Q and current reports on Form 8-K. These documents are available from the SEC, the BMS Web site or from Bristol-Myers Squibb investor relations.

In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we disclaim any obligation to do so, even if our estimates change.

Jim?

Jim Cornelius:	Thanks, John. First of all, I want to also thank you for joining us on such short notice. However, as you can appreciate, we just announced this proposal about an hour ago and we could not provide you with prior notification, so, again, thanks.

We’ve discussed our corporate strategy to become a leading next-generation biopharma company several times and in many different forums over the last eight months. The string of pearls is an important segment of that strategy and is enabled by the actions taken for the monetization of our non-pharma assets.

I’m pleased to report that we will shortly be receiving the 4.1 billion of cash proceeds from the sale of (Comatec), as anticipated. This morning’s announcement is the next phase of our execution of that pearl strategy, and it also addresses our long-term earnings future.

As our press release and our SEC filings state, this morning we made a formal offer to enter into an agreement to acquisition ImClone Systems for $60 per share in cash. This represents a premium of approximately 30 percent over the closing price of ImClone common stock on July 30th, 2008, and a premium of approximately 40 percent over the one-month average closing price of ImClone common stock and a premium in excess of 40 percent over the three-month and one-year average closing prices of ImClone common stock.

We believe this is a fair, full and compelling offer and we look forward to working with ImClone and its board to effect a definitive agreement as soon as possible. I believe this is an evolutionary transaction insofar as it’s a logical next step in a successful relationship that ImClone and Bristol-Myers Squibb have had for nearly a decade.

Second, it is consist with our strategy to focus on specialty areas of high unmet medical need, in this case, the oncology sector. The proposed combination clearly will strengthen globally ImClone’s capabilities and it will enhance our already-strong oncology franchise and add to our biologics manufacturing capabilities.

And third, it is both a strategically and financially prudent bolt-on acquisition for us that will support our efforts to improve our financial profile in the 2012-2013 timeframe, as well as help drive growth beyond 2013.

With this as an overview, let me turn the call over to Jean-Marc Huet, who will provide additional details.

Jean-Marc Huet:	Thank you very much, Jim. Let me briefly provide you with an overview.

This morning, due to the disclosure requirements to which we are subject as a holder of approximately 17 percent of ImClone’s stock, we made public the proposal we have submitted to the board of ImClone to enter into an agreement to acquire ImClone. We believe our all-cash $60 per share offer is a full and fair price.

Our offer is not contingent on due diligence or the receipt of financing. We believe that the offer is compelling for ImClone stakeholders and hope to engage management and the board shortly, with the hope of closing by year end. In terms of strategic rationale, Bristol-Myers has worked closely and successfully with our partners since 2001 to bring ERBITUX to the U.S. market and to develop it into a very important medicine for the treatment of colorectal and head and neck cancer.

ERBITUX sales for the first six months of 2008 were $383 million, a 19 percent increase over prior year. In 2007, ERBITUX generated revenues of 692 million for our company, six percent better than the prior year. As Jim discussed, the strategic nature of this transaction helps us transition to a next-generation biopharma company.

Bristol-Myers is the natural partner to support ImClone’s growth, and together as a single company, it enhances the BMS oncology franchise. BMS has the capabilities and resources to advance ImClone’s assets over the long term, not only with respect to ERBITUX, but also in terms of developing ImClone’s pipeline.

With respect specifically to ERBITUX, the combination with ImClone would allow us to optimize the global opportunity by firstly consolidating clinical development, secondly, streamlining and improving commercial execution and, thirdly, a more effective collaboration with Merck, which licenses the rights to ERBITUX outside of the U.S. and Canada and with which we jointly commercialize the product in Japan.

From an operational perspective, a couple of points. Firstly, as we look ahead, we are optimistic about potential future indications in head and neck, lung and first-line colorectal cancer. Secondly, we also see the possibility for ERBITUX to be developed in combination with other agents for other types of cancer.

The acquisition would substantially enhance our overall biologics manufacturing capability and, lastly, a successful acquisition of ImClone would give us access to promising pipeline assets. Now, from a financial perspective, there are certainly financial benefits to this transaction as well. At this stage, we are not prepared to provide details, but this deal is not about the short term.

As Jim mentioned, we view this as supporting our financial outlook in 2012 and 2013, as well as helping drive growth beyond the 2013. Without getting into specifics on synergies, I certainly expect benefits in gross margin, as well as G&A. Given our long-term operating relationship with ImClone around ERBITUX, we believe the execution risks associated with this proposed combination to be limited.

In summary, we believe this is a natural step in our relationship with ImClone and the strategic and financial benefits that the acquisition will bring to the shareholders, employees and the patients that we serve make this a compelling offer. We look forward to meeting with ImClone’s board and management to effect this transaction in an expedited manner.

With that, I’d like to ask the operator to open up the line to your questions. Thank you very much.

Operator:	Thank you and for those of you who do have a question, please press star one, on your touchtone phone and your questions will be answered in the order that they are received. If you are using a speakerphone, you must pick up your handset before pressing star one, to register for a question. If at any time your question has already been answered, please press star two, to remove yourself from the question lineup.

And our first question comes from Tony Butler with Lehman Brothers. Please proceed with your question.

Tony Butler:	Thanks very much. Jim, two brief questions. One is, well, I think we often think of ImClone and your relationship with them only in terms of ERBITUX. Could you comment on one or two of the pipeline products that you think drives part of the value for your offer?

And then secondly, ImClone does have a biologics manufacturing site. You have been evolving one. Is there the need for you to continue in that development process, that capital development process, for Bristol, or will there be enough capacity through the ImClone line, as you see it today.

Jim Cornelius:	Let me handle the second one first. We believe Devens is on schedule; it’s on budget and is going to be an important part of the biologics manufacturing capacity. It will not be affected by this proposed acquisition.

And on the pipeline, I think the reason for the timing is that, at least since I’ve been CEO, our optimism about the pipeline has grown. It fits very nicely with what we do and I think I’ll limit my comments to that.

John Elicker:	OK, thanks, Tony. (Jerry), can we go to the next question, please.

Operator:	Our next question comes from Tim Anderson with Sanford Bernstein. Please proceed with your question.

Tim Anderson:	Thanks, a few question. So can you, just to be clear specifically on what you gain out of this, I guess there is no hidden surprises here, presumably. You capture the 39 percent distribution fee that you pay ImClone. You gain all of the pipeline products that are not currently encumbered and you would capture the royalties that Merck KGA pays to ImClone. That’s the first question.

The second question is string of pearls from here, in terms of continuing to pursue acquisitions, presumably that would be put on hold for a while.

And the third question is have you guys had any discussions with Carl Icahn about this most recent offer here?

Jim Cornelius:	Let me again start with the last question. We attempted this morning to place a call to Carl. I left a voice mail outlining the points that are in our letter and I believe he’s got sufficient information to involve the ImClone board in the evaluation of the offer.

On the string of pearls, as I mentioned, the 4.1 billion of proceeds gives us the chance to do this with no financing contingency attached to the offer. In fact, we’re not even requesting due diligence because this is an asset and a group of management and scientific people that we know very well. I think you did a good job in describing what the advantages are for us. If there’s anything in addition to that, other than the simplification of the relationship, I’ll ask Jean-Marc to comment.

Jean-Marc Huet:	Yes, I think just again on your second question, this is a proposal as it stands right now. Were we able to complete the deal, it is obvious that we would be very focused on making sure that this is a successful integration and we would put all the time required to make sure that this is a successful integration.

I will also just mention that we see this very much as an add-on acquisition. It is not that transformational. It is more of a bolt-on/add-on acquisition. From that perspective, we will continue and take those points into account in looking at continuing to develop and execute our strategy, which includes other pearls.

John Elicker:	Thanks, Tim. Can we go to the next question, (Jerry)?

Operator:	Yes and our next question comes from David Risinger with Merrill Lynch. Please proceed with your question.

David Risinger:	Yes, thanks very much. Obviously, this is a proposal, and it may be difficult to comment, but I was hoping that you could discuss valuation, how you came up with the number that you did and what year you might expect accretion from this deal, just to frame the offer that you’ve made. Thank you.

Jean-Marc Huet:	I think that taking your last point in terms of accretion, I won’t, and we won’t, go into those types of details. I think that the way we look at this asset and its contribution, we’re much more focused on the medium and long term. We specifically note that 2012 and 2013, given that strategically these businesses are a very important period of time for us. So that’s from a financial perspective the area of focus from ourselves.

In terms of valuation, if you look at the types of premium that we are paying, it is a full and fair value at 30 percent, approximately, versus yesterday, and 40 percent, or in excess if you take three, six or 12 months.

I think maybe just one other point that I’d like to mention, with respect to the prior question that was asked, what do we stand to gain in terms of acquiring ImClone. I’d just like to repeat a couple of points that Jim and I mentioned in our text. ImClone’s core biologic capabilities and manufacturing assets would boost our competencies and ability to support the development of future products in oncology.

I think, secondly, ImClone represents a pearl that will contribute to our financial performance in this timeframe of 2012 and 2013 that I just mentioned and execution risk is mitigated, given the fact that we have a very strong and successful operating relationship. So I just want to just underline some of those points in terms of what we’re really gaining in terms of this acquisition.

John Elicker:	Thanks, Dave. (Jerry), can we go to the next question?

Operator:	And our next question comes from Roopesh Patel with UBS. Please proceed with your question.

Roopesh Patel:	Thank you. A couple of questions. Firstly, I’m presuming that this is not the end of your pursuit in terms of the string of pearls. So I’m just wondering, from this point forward, how you plan to fund the acquisition of additional pearls, given that the recent cash flow generation from the sale of certain businesses will pretty much go to fund this acquisition. And then, separately, you mentioned that this is your full and fair offer.

I just want to clarify; does that mean that this is your best offer? Thanks.

Jim Cornelius:	I think you have to interpret full and fair exactly as the words are defined. We don’t make these proposals lightly and that does represent our best thinking. On the string of pearls, as you know, we have an IPO scheduled for Mead Johnson, the registration of which should happen by year end, but it could be a 2009 event, so we have the capability in addition to our normal cash flow, which is quite strong based on the second quarter, to effect over a longer period of time the string of pearls.

So we’ve not confined ourselves to just this one pearl but indeed have a target list of other technologies, products and product platforms that would fit Bristol-Myers Squibb. We’ll continue to move forward on that, irregardless of how this situation comes out.

John Elicker:	Thanks for the question, Roopesh. (Jerry), I think we have time for two more questions.

Operator:	And our next question comes from James Kelly with Goldman Sachs. Please proceed with your question.

James Kelly:	Thank you, and good morning. Two quick questions. First of all, I just wanted to make sure that I understand this. You guys are not providing any of the financial details at this time. What does that mean for current guidance for 2008 and the long-term guidance that you have over the next couple of years.

And then, secondly, could you help us a little bit in understanding, based on the contractual terms that already exist between Bristol-Myers and ImClone, what is the evaluation process that’s going to go on here to take a look at the offer? Thank you.

Jim Cornelius:	Well, again, your second question first. I don’t think it’s our responsibility to comment on the process that they’re going to use to evaluate our all-cash offer. I’d just again say that we’re not requiring any due diligence and it’s not contingent on financing, so in a sense it’s a fairly simple offer to understand and I believe the ImClone board will act with good governance in an expeditious fashion and we should know how this is going to come out.

Jean-Marc Huet:	And on your first questions, we are not providing any more financial details than we are doing today, and in terms of current guidance, this is not specific to this transaction at all. Last week, as you know, we reconfirmed our guidance for 2008, as well as our three-year guidance, 2007 to 2010, and taking all the different risks of our business into account and as a result reconfirmed that guidance, as well.

John Elicker:	OK, thanks, Jim, and, (Jerry), can we go to our last question?

Operator:	And our final question comes from Seamus Fernandez with Leerink Swann. Please proceed with your question.

Seamus Fernandez:	Oh, thanks very much. Just a couple of quick questions in terms of how to think about the acquisition. Can you just help us think about the tax rate? I believe ImClone’s tax rate is extremely high, and how Bristol coming to the fore might help on that front, where you see the tax rate for Bristol potentially going on a go-forward basis, whether it would be up or whether you would be able to kind of assimilate ImClone into that a little bit better.

And then on the biologics manufacturing, you do have a couple of outsourcing agreements, one with (Celltreon) and another with (Lanza). So is there the likelihood or possibility that those manufacturing situations could be pulled in house with the incremental biologics manufacturing capabilities that ImClone brings, and would that be a value-driving event as well? Thank you.

Jim Cornelius:	Seamus, thank you for the questions. I’ll take the second one and let Jean-Marc take the first. Our existing third-party biologics supply agreements will not be affected by this proposed transaction.

Jean-Marc Huet:	And on your first point, it would not be appropriate to go into this type of detail at this stage.

John Elicker:	So thanks, Seamus, for your questions and thanks, everybody, again, for short notice. Let me just turn the call back over to Jim for some closing remarks. And obviously, if you have any follow ups, give me a call and I’m happy to cover any questions you might have.

Jim?

Jim Cornelius:	Again, I’ll just repeat. I see this as an important stage of our string of pearls strategy, where we’ve agreed to monetize our non-pharma assets and push towards becoming the next-generation biopharma company that we aspire to, and this is a bolt-on transaction with a company that we know very well, so the risk is not abnormal in the sense of that. So, again, thank you for attending on short notice. We’ll have more details as time goes on.

Operator:	This concludes today’s Bristol-Myers Squibb conference call. We thank you for your attendance. You may now disconnect.

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